EXHIBIT 99.1

Liberty National Bancshares, Inc.

Contact: William L. Daniel

For Immediate Release

Liberty National Bancshares, Inc. Reports First Quarter Earnings

CONYERS, Georgia—April 14, 2003—Liberty National Bancshares, Inc. today announced the results of its operations for the quarter ended March 31, 2003. Net income for the first quarter of 2003 was $358 thousand compared to $60 thousand for the same period last year, reflecting a 497 percent improvement. Total assets of $135 million at March 31, 2003 represent a 28 percent increase from total assets at March 31, 2002 and a 12 percent increase compared to the December 31, 2002 fiscal year end.

First quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $312 thousand, or 31 percent as compared to the same period in 2002. For the quarter ended March 31, 2003, non-interest income (other fees for services) increased to $401 thousand, a 60 percent improvement compared to the first quarter of last year. Non-interest operating expenses rose $31 thousand, or 3 percent as compared to the first quarter of 2002.

Gross loans at the first quarter end totaled $105 million, which constituted a 31 percent increase over the March 31, 2002 balance and 9 percent growth since the 2002 fiscal year end. Deposits, as of March 31, 2003, were $121 million, which represented a 28 percent increase over the total as of March 31, 2002, and a 12 percent increase since the 2002 fiscal year end.

“We are pleased with the company’s progress during the first three months of 2003,” stated Bill Daniel, Liberty National’s CEO. “The $358 thousand net income total represents a record first quarter and dramatic improvement compared to the same period last year. Non-interest expense growth was limited to a meager 3 percent. Our focus on deposits produced notable results… reversing the downward trend which occurred during the final three months of 2002. Loans continue to grow on pace with the success achieved last year and it appears that the loan portfolio’s quality remains in excellent condition. Nonetheless, the uncertain economy and war in Iraq cause us to remain cautious as we approach the remainder of the year,” Daniel noted.

“Building shareholder value through profitability and asset growth continues to be our most important long term priority. Now that the Covington branch is profitable, we expect to move forward to identify and expand into our next market while continuing to develop Newton and Rockdale Counties,” Daniel concluded.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank, which operates offices in Rockdale and Newton Counties. A full-service financial institution, Liberty National Bank offers checking, savings, and commercial, mortgage, and construction lending services. Three locations—two in Rockdale County and one in Newton County– are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,”

“target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.